                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):  [ ] Form 10-KSB  [ ] Form 20-F    [ ] Form 11-K   [X] Form 10-QSB
              [ ] Form N-SAR   [ ] Form N-CSR

              For Period Ended: September 30, 2006

              [ ] Transition Report on Form 10-KSB
              [ ] Transition Report on Form 20-F
              [ ] Transition Report on Form 11-K
              [ ] Transition Report on Form 10-QSB
              [ ] Transition Report on Form N-SAR

              For the Transition Period Ended:___________________________

Read attached instruction sheet before preparing form. Please print or type.

NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

GeM Solutions, Inc.
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Full Name of Registrant

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Stellar Technologies, Inc.
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Former Name if Applicable

7935 Airport Pulling Road, Suite 201
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Address of Principal Executive Office (Street and Number)

Naples, FL 34109
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City, State and Zip Code

                                     PART II
                             RULES 12B-25(B) AND (C)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     [X]   (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     [X]   (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, Form 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

     [ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable detail the reasons why Forms 10-KSB, 20-F, 11-K, 10-QSB, N-SAR or N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach extra Sheets if Needed)

The Registrant was unable to timely file its Quarterly Report on Form 10-QSB for the three-month period ended September 30, 2006 (the "Quarterly Report"). As previously reported in its Current Report on Form 8-K dated May 12, 2006, the Registrant determined that it needed to restate its financial results for the three-month period ended September 30, 2005. Completing the restatement has resulted in a delay in the completion of the presentation of the financial statements to be included in the Quarterly Report. The Registrant intends to file the Quarterly Report with the Securities and Exchange Commission within the five-day extension period provided under Rule 12b-25 of the Securities Exchange Act of 1934, as amended.

                                     PART IV
                                OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification.

          John E. Baker               (239)               592-1816
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                  (Name) (Area Code) (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company
    Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). [X] Yes [ ] No
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(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.
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                               GeM Solutions, Inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    November 15, 2006                  By: /s/ John E. Baker
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                                           John E. Baker
                                           President and Chief Executive Officer

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION
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INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).
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